Exhibit 99.2

FOR IMMEDIATE RELEASE

FriendFinder Networks Inc. and Broadstream Capital Partners, Inc. Reach a Settlement

(Sunnyvale, CA – July 7, 2011)  FriendFinder Networks Inc. (“FFN”) (NasdaqGM: FFN) announced today that it has reached an agreement to settle its previously disclosed litigation with Broadstream Capital Partners, Inc. (“Broadstream”).  The agreement governing the settlement provides that FFN is obligated to pay Broadstream a total of $15.0 million, in three installments of $8.0 million, $5.0 million and $2.0 million, which are due on July 13, 2011, September 29, 2011 and January 2, 2012, respectively.

As a result of the settlement, FFN is able to put the Broadstream matter to rest, eliminate the potential impact of this litigation on its business and more fully focus on business growth now that this matter is resolved.

“We are pleased to have settled this matter at the low end of our potential exposure. Now that we have removed the uncertain impact of this litigation we look forward to continuing with our plans for acquisitions and organic growth,” stated Marc Bell, Chief Executive Officer of FFN.

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Forward-Looking Statement

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About FriendFinder Networks Inc.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com.  FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Media Contact for FriendFinder Networks Inc.

Lindsay Trivento

561.912.7010 or ltrivento@ffn.com